                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             McMoRan Exploration Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

        [McMoRan
     Exploration  MCMORAN EXPLORATION CO.
       Co. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2002

                                                                  April 17, 2002

DATE:            Friday, May 10, 2002

TIME:            10:00 a.m., Central Time

PLACE:           1615 Poydras Street
                 New Orleans, Louisiana

PURPOSE:         - To elect four directors, and

                 - To transact such other business as may properly come before the meeting.

RECORD DATE:     Close of business on March 14, 2002.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                          By Order of the Board of Directors.

                                          /s/ NANCY D. PARMELEE
                                          NANCY D. PARMELEE
                                          Senior Vice President, Chief Financial
                                          Officer and Secretary

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to ATTEND the meeting, please bring the following:

          1. Proper identification.

          2. Proof of Ownership if your shares are held in "Street Name."

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned McMoRan Exploration Co. stock on the record date OR an account statement showing that you owned McMoRan Exploration Co. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

                            MCMORAN EXPLORATION CO.
                              1615 POYDRAS STREET
                          NEW ORLEANS, LOUISIANA 70112

     The 2001 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 17, 2002.

     This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of McMoRan Exploration Co. for use at our Annual Meeting of Stockholders to be held on May 10, 2002, and at any adjournments (the meeting).

WHO CAN VOTE

     Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 15,937,022 shares of common stock outstanding.

VOTING RIGHTS

     Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called "broker non-votes."

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

QUORUM

     A quorum at the meeting is a majority of our common stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

HOW YOUR PROXY WILL BE VOTED

     Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

     Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the proposed director nominees.

     We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any other matters that may properly come before the meeting.

     Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you attend the meeting and hold your stock in street name, then you must have a proxy from your broker in order to vote at the meeting.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson's services will be $6,500 plus its reasonable out-of-pocket expenses. We may also have our representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, interview or other means.

STOCKHOLDER PROPOSALS

     If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras St., New Orleans, Louisiana 70112 by November 28, 2002.

     If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary at the above address, by January 1, 2003, in accordance with specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

CORPORATE GOVERNANCE

     Our board of directors, which held five meetings during 2001, has primary responsibility for directing the management of our business and affairs. Our board currently consists of eleven members. To provide for effective direction and management of our business, our board of directors has established an audit committee, a corporate personnel committee and a nominating committee.

                                                                                     MEETINGS
AUDIT COMMITTEE MEMBERS           FUNCTIONS OF THE COMMITTEE                         IN 2001
-----------------------           --------------------------                         --------
Robert A. Day, Chairman           -  please refer to the Audit Committee Report         3
Gerald J. Ford
H. Devon Graham, Jr.

CORPORATE PERSONNEL                                                                  MEETINGS
COMMITTEE MEMBERS                 FUNCTIONS OF THE COMMITTEE                         IN 2001
-------------------               --------------------------                         --------
H. Devon Graham, Jr., Chairman    -  please refer to the Corporate Personnel            2
J. Taylor Wharton                    Committee Report on Executive Compensation

                                                                                       MEETINGS
NOMINATING COMMITTEE MEMBERS      FUNCTIONS OF THE COMMITTEE                           IN 2001
----------------------------      --------------------------                           --------
B. M. Rankin, Jr., Chairman       -  makes recommendations to the board concerning        2
Gerald J. Ford                       the structure of the board, corporate governance
                                     and proposed new members of the board

                                  - nominates individuals to stand for election as directors

                                  -  considers recommendations by our stockholders
                                     of potential nominees for election as directors

Upon written request, our Corporate Secretary will furnish information concerning the procedures required to be followed by a stockholder who wishes to recommend to our nominating committee potential nominees for election as directors.

ELECTION OF DIRECTORS

     The board of directors has fixed the number of directors at eleven. The board consists of three classes, each of which serves for three years, with one class being elected each year. This table shows the members of the different classes of our board and the expiration of their terms.

CLASS                                   EXPIRATION OF TERM                  CLASS MEMBERS
-----                                   ------------------                  -------------
Class I                         2002 Annual Meeting of Stockholders         Morrison C. Bethea
                                                                            Gerald J. Ford
                                                                            H. Devon Graham, Jr.
                                                                            Glenn A. Kleinert

Class II                        2003 Annual Meeting of Stockholders         Robert A. Day
                                                                            Gabrielle K. McDonald
                                                                            C. Howard Murrish
                                                                            J. Taylor Wharton

Class III                       2004 Annual Meeting of Stockholders         Richard C. Adkerson
                                                                            James R. Moffett
                                                                            B. M. Rankin, Jr.

     Our board has nominated each of the Class I directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of each of the Class I directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     This table provides certain information as of March 18, 2002 with respect to each director nominee and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the "Year First Elected a Director" includes the period that the person served as a director of either McMoRan Oil & Gas or Freeport-McMoRan Sulphur.

                                                                                     YEAR FIRST
    NAME OF NOMINEE                PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS        ELECTED A
      OR DIRECTOR        AGE             AND POSITIONS WITH THE COMPANY               DIRECTOR
    ---------------      ---   ---------------------------------------------------   ----------
Richard C. Adkerson      55    Co-Chairman of the Board, President and Chief            1994
                                 Executive Officer of the Company. President and
                                 Chief Financial Officer of Freeport-McMoRan
                                 Copper & Gold Inc. (FCX), a mining company.
                                 Co-Chairman of the Board and Chief Executive
                                 Officer of McMoRan Oil & Gas until 1998. Vice
                                 Chairman of the Board of Freeport-McMoRan Sulphur
                                 until 1998. Chairman of the Board and Chief
                                 Executive Officer of Stratus Properties Inc., a
                                 real estate company, until 1998. Vice Chairman of
                                 the Board of Freeport-McMoRan Inc. (FTX), a
                                 global agricultural resource company, until 1997.
Morrison C. Bethea       56    Chief of Thoracic Surgery, Tenet Memorial Medical        2000
                                 Center. Cardiac, Thoracic and Vascular Surgeon.
                                 Clinical Professor of Surgery, Tulane University
                                 Medical Center.
Robert A. Day            58    Chairman of the Board and Chief Executive Officer        1994
                                 of TCW Group Inc., an investment management
                                 company. Chairman, President and Chief Executive
                                 Officer of W. M. Keck Foundation, a national
                                 philanthropic organization. Director of Fisher
                                 Scientific International Inc., Syntroleum
                                 Corporation and FCX.
Gerald J. Ford           57    Chairman of the Board and Chief Executive Officer        1998
                                 of California Federal Bank, A Federal Savings
                                 Bank and its predecessors. Chairman of the Board
                                 and Chief Executive Officer of Golden State
                                 Bancorp Inc., a bank holding company, and its
                                 affiliates, Golden State Holdings Inc. and
                                 California Federal Preferred Capital Corporation.
                                 Chairman of the Board and Chief Executive Officer
                                 of Liberte Investors Inc. Chairman of the Board
                                 of First Nationwide Mortgage Corporation.
                                 Director of FCX.
H. Devon Graham, Jr.     67    President of R.E. Smith Interests, an asset              1999
                                 management company. United States Regional
                                 Managing Partner -- Southwest of Arthur Andersen
                                 LLP from 1985 until 1997. Director of FCX.
Glenn A. Kleinert        59    Executive Vice President of the Company since May        2001
                                 2001. President and Chief Operating Officer of
                                 McMoRan Oil & Gas since May 2001. Senior Vice
                                 President of McMoRan Oil & Gas from 1994 until
                                 May 2001. Vice President of Freeport-McMoRan
                                 Sulphur since February 2001.

                                                                                     YEAR FIRST
    NAME OF NOMINEE                PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS        ELECTED A
      OR DIRECTOR        AGE             AND POSITIONS WITH THE COMPANY               DIRECTOR
    ---------------      ---   ---------------------------------------------------   ----------
Gabrielle K. McDonald    59    Judge, Iran-United States Claims Tribunal, The           2000
                                 Hague, The Netherlands since November 2001.
                                 Special Counsel on Human Rights to the Chairman
                                 of the Board of FCX since 1999. Judge,
                                 International Criminal Tribunal for the Former
                                 Yugoslavia from 1993 until November 1999.
                                 Director of Golden State Bancorp Inc., California
                                 Federal Bank, A Federal Savings Bank and FCX.
James R. Moffett         63    Co-Chairman of the Board of the Company. Chairman        1994
                                 of the Board and Chief Executive Officer of FCX.
                                 Co-Chairman of the Board of McMoRan Oil & Gas and
                                 of Freeport-McMoRan Sulphur until 1998. Chairman
                                 of the Board of FTX until 1997.
C. Howard Murrish        61    Vice Chairman of the Board of the Company since May      2001
                                 2001 and Executive Vice President of the Company
                                 since November 1998. President and Chief
                                 Operating Officer of McMoRan Oil & Gas from
                                 September 1994 to May 2001.
B. M. Rankin, Jr.        72    Vice Chairman of the Board of the Company since          1994
                                 January 2001. Private investor. Vice Chairman of
                                 the Board of FCX. Director of Golden State
                                 Bancorp Inc. and California Federal Bank, A
                                 Federal Savings Bank.
J. Taylor Wharton        63    Special Assistant to the President for Patient           2000
                                 Affairs, Professor, Gynecologic Oncology, The
                                 University of Texas M.D. Anderson Cancer Center.
                                 Director of FCX.

DIRECTOR COMPENSATION

Cash Compensation

     Each non-employee director receives an annual fee of $15,000 and a fee of $500 for attending each board committee meeting. Each director receives a fee of $1,000 for attending each board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending board and board committee meetings.

Stock Option Plan for Non-Employee Directors

     Each non-employee director is eligible for the grant of options under our 1998 Stock Option Plan for Non-Employee Directors. On June 1 of each year that this plan is in effect, each eligible director is granted an option to purchase 1,000 shares of common stock at 100% of the fair market value of the shares on the grant date. Each option granted under this plan expires ten years after the grant date. In accordance with this plan, on June 1, 2001, each eligible director was granted an option to purchase 1,000 shares of our common stock at an exercise price of $13.075.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Unless otherwise indicated, this table shows the amount of our common stock each of our directors and named officers beneficially owned on February 8, 2002. All shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program unless otherwise indicated.

                                                                    NUMBER OF       TOTAL
                                                      NUMBER OF      SHARES       NUMBER OF
                                                      SHARES NOT   SUBJECT TO       SHARES      PERCENT
                                                      SUBJECT TO   EXERCISABLE   BENEFICIALLY     OF
NAME OF BENEFICIAL OWNER                               OPTIONS     OPTIONS(1)       OWNED        CLASS
------------------------                              ----------   -----------   ------------   -------
Richard C. Adkerson                                     104,795       280,009       384,804       2.4%
Morrison C. Bethea                                        9,000           250         9,250         *
Robert A. Day(2)                                         15,356         8,219        23,575         *
Gerald J. Ford(3)                                     1,135,617         1,750     1,137,367       7.1%
Theodore P. Fowler(4)                                     2,472        20,773        23,245         *
H. Devon Graham, Jr.                                      2,000           250         2,250         *
Glenn A. Kleinert                                         3,074        74,938        78,012         *
Gabrielle K. McDonald                                     3,005         2,169         5,174         *
James R. Moffett(5)                                     338,522       336,760       675,282       4.2%
C. Howard Murrish(6)                                     45,668       229,074       274,742       1.7%
Nancy D. Parmelee                                         2,548        30,001        32,549         *
B. M. Rankin, Jr.(7)                                    386,083        13,494       399,577       2.5%
J. Taylor Wharton(8)                                     28,994         2,996        31,990         *
All directors and executive officers as a group (14
  persons)(9)                                         2,209,718     1,123,032     3,332,750      19.6%

---------------
 *  Ownership is less than 1%

(1) Shares that could be acquired as of April 8, 2002 upon the exercise of options granted pursuant to our stock incentive plans.

(2) Includes 2,461 shares held in accounts and funds managed by affiliates of a corporation with respect to which Mr. Day, as chief executive officer, shares voting and investment power but as to which he disclaims beneficial ownership. Amounts reported reflect Mr. Day's ownership as of December 31, 2001.

(3) Shares held by a revocable trust with respect to which Mr. Ford is the sole trustee.

(4) Includes 20 shares held by Mr. Fowler's spouse as trustee of a trust.

(5) Shares held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power.

(6) Includes (a) 3,293 shares held in Mr. Murrish's IRA, (b) 412 shares held in his spouse's IRA, (c) 16,000 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons, and (e) 450 shares held by Mr. Murrish as custodian for his grandson.

(7) Includes (a) 371,439 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner of this limited partnership and (b) 14,644 shares with respect to which

    Mr. Rankin has shared investment power under a power of attorney but as to which he disclaims beneficial ownership.

(8) Includes (a) 12,667 shares held by Mr. Wharton's spouse, and (b) 10 shares held by Mr. Wharton as a custodian for his daughters.

(9) Includes (a) 15,481 shares held in an executive officer's IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 3,026 shares held by an executive officer as custodian for his son as to which he disclaims beneficial ownership, (d) 1,952 shares held by an executive officer as custodian for his daughter as to which he disclaims beneficial ownership, (e) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, and (f) 10,830 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     This table shows beneficial owners of more than 5% of our outstanding common stock as of March 14, 2002 based on filings with the Securities and Exchange Commission (the SEC). Unless otherwise indicated, all shares beneficially owned are held with sole voting and investment power.

                                                              NUMBER OF SHARES    PERCENT OF
NAME AND ADDRESS                                             BENEFICIALLY OWNED     CLASS
----------------                                             ------------------   ----------
Alpine Capital, L.P.
Robert W. Bruce III                                              3,874,854(1)        24.3%
Algenpar, Inc.
J. Taylor Crandall
Robert M. Bass
201 Main Street, Suite 3100
Fort Worth, TX 76102

Gerald J. Ford                                                   1,137,367(2)         7.1%
200 Crescent Court, Suite 1350
Dallas, TX 75201

Strong Capital Management, Inc.                                  1,167,865(3)         7.3%
100 Heritage Reserve
Menomonee Falls, WI 53051

---------------

(1) Based on the amended Schedule 13D dated September 10, 2001 filed with the SEC jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, Robert M. Bass and others and the Form 4 dated November 9, 2001 filed with the SEC by The Anne T. and Robert M. Bass Foundation. According to the Schedule 13D and the Form 4, (a) Alpine Capital, L.P. beneficially owns 2,356,023 shares, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners of Alpine Capital, L.P., have shared voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P.; (b) Mr. Bruce beneficially owns 3,174,259 shares and has sole voting and investment power with respect to 242,636 of those shares; (c) Mr. Bruce could acquire 3,580 shares upon the exercise of options; (d) Mr. Crandall beneficially owns 2,931,623 shares of which he shares voting and investment power with respect to 575,600 shares owned by a foundation of which he is a director; and (e) Mr. Bass beneficially owns 1,140,315 shares, as to which he has sole voting and investment power with respect to 564,715 of those shares in his capacity as president and sole director of Keystone, Inc., and shares voting and investment power with respect to 575,600 shares owned by a foundation of which he is a director.

(2) Includes 1,135,617 shares held by Mr. Ford as trustee of a revocable trust and 1,750 shares Mr. Ford could acquire upon the exercise of options.

(3) Based on the Schedule 13G dated February 13, 2002 filed with the SEC, Strong Capital Management, Inc. shares voting power with respect to 1,125,470 shares and shares investment power with respect to all shares shown.

                             ---------------------

EXECUTIVE OFFICER COMPENSATION

     This table shows the compensation paid to our chief executive officer and each of our four most highly compensated executive officers (with respect to salary and bonus only) other than our chief executive officer (the named officers). In 1999, 2000 and 2001, we paid the compensation of Mr. Murrish and Mr. Fowler directly, whereas we paid the compensation of the other named officers through an allocation arrangement under a services agreement with a corporation in which we own 50% (the Services Company). See Certain Transactions. During 1999, 2000 and 2001, Messrs. Adkerson and Moffett and Ms. Parmelee also provided services to and received compensation from FCX.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                            ANNUAL COMPENSATION                       SECURITIES
             NAME AND                      ---------------------    OTHER ANNUAL      UNDERLYING       ALL OTHER
        PRINCIPAL POSITION          YEAR     SALARY      BONUS     COMPENSATION(2)     OPTIONS      COMPENSATION(3)
        ------------------          ----   ----------   --------   ---------------   ------------   ---------------
James R. Moffett(1)                 2001   $1,000,000   $     --      $  56,929(4)     125,000         $236,611
  Co-Chairman of the Board          2000    1,000,000    500,000         18,709             --           93,020
                                    1999      250,000         --         11,694        100,000           24,944

Richard C. Adkerson(1)              2001      500,000         --          7,282        100,000          104,453
  Co-Chairman of the Board,         2000      500,000    300,000          5,139             --           45,504
  President and Chief               1999      250,000         --          7,664         85,000           22,035
  Executive Officer

C. Howard Murrish                   2001      400,000         --         10,494         75,000           90,201
  Vice Chairman of the              2000      300,000    400,000          8,886             --           34,106
  Board & Executive Vice            1999      255,000    325,000          8,841         55,000           12,750
  President

Theodore P. Fowler(5)               2001      225,000    125,000          7,882         20,000           48,178(6)
  Senior Vice President             2000      225,000    100,000         20,627         20,000           34,214(6)
                                    1999       29,135         --             --             --            6,938

Nancy D. Parmelee                   2001      160,000    120,000          1,934         20,000           31,027
  Senior Vice President,            2000      130,000     97,500          4,592             --           11,970
  Chief Financial Officer           1999      105,687     99,750          1,139         32,500            5,284
  and Secretary

------------------

(1) Messrs. Moffett and Adkerson agreed to forego all cash compensation in 2002. Please refer to the Corporate Personnel Committee Report on Executive Compensation for more details.

(2) Consists of payment of taxes in connection with certain benefits provided to the named officers. Does not include perquisites provided to the named officers, unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

(3) Comprised of contributions to defined contribution plans, premium payments for universal life and personal excess liability insurance policies, and director fees as follows:

                                               PLAN         INSURANCE    DIRECTOR
                                   DATE    CONTRIBUTIONS    PREMIUMS       FEES       TOTAL
                                   ----    -------------    ---------    --------    --------
Mr. Moffett                        2001      $213,162        $18,449     $  5,000    $236,611
                                   2000        73,050         13,970        6,000      93,020
                                   1999        12,500          7,444        5,000      24,944

Mr. Adkerson                       2001        97,903          2,550        4,000     104,453
                                   2000        37,742          2,762        5,000      45,504
                                   1999        12,488          4,547        5,000      22,035

Mr. Murrish                        2001        86,101          1,100        3,000      90,201
                                   2000        33,156            950           --      34,106
                                   1999        12,750             --           --      12,750

Mr. Fowler                         2001        41,578          1,100           --      42,678
                                   2000        22,264            950           --      23,214
                                   1999         6,938             --           --       6,938

Ms. Parmelee                       2001        30,547            480           --      31,027
                                   2000        11,700            270           --      11,970
                                   1999         5,284             --           --       5,284

(4) Includes (a) $26,355 for the payment of taxes in connection with certain benefits in 2001, (b) $24,574 for use of company facilities in 2001, and (c) $6,000 for the payment of financial counseling and tax return preparation and certification services in 2001.

(5) Mr. Fowler joined the company in November 1999.

(6) Includes $5,500 for a scholarship that we provided in 2001 for the benefit of Mr. Fowler's child and $11,000 for scholarships that we provided in 2000 for the benefit of Mr. Fowler's children.
                               ------------------

     This table shows all the stock options that we granted to each of the named officers in 2001.

                             OPTION GRANTS IN 2001

                               NUMBER OF     PERCENT OF
                               SECURITIES     OPTIONS
                               UNDERLYING    GRANTED TO    EXERCISE
                                OPTIONS     EMPLOYEES IN   OR BASE                        GRANT DATE
NAME                           GRANTED(1)       2001        PRICE     EXPIRATION DATE    PRESENT VALUE
----                           ----------   ------------   --------   ----------------   -------------
James R. Moffett                125,000        19.50%      $16.2750   January 29, 2011    $1,442,500(2)
Richard C. Adkerson             100,000        15.60%       16.2750   January 29, 2011     1,154,000(2)
C. Howard Murrish                75,000        11.70%       16.2750   January 29, 2011       865,500(2)
Theodore P. Fowler               20,000         3.12%       16.2750   January 29, 2011       230,800(2)
Nancy D. Parmelee                20,000         3.12%       16.2750   January 29, 2011       230,800(2)

-------------------

(1) The stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. In addition, each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2) The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $11.54 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $16.28; (b) a fair market value of $16.28 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 54.9% based on an analysis of historical weekly closing prices of our common stock over the 115-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 5.3%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.
                              --------------------

     This table sets forth all outstanding company stock options held by each of the named officers as of December 31, 2001, none of which were in the money as of 12/31/01. None of the named officers exercised stock options in 2001.

   AGGREGATE OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                    OPTIONS/SARS AT
                                                                   DECEMBER 31, 2001
NAME                                                           EXERCISABLE/UNEXERCISABLE
----                                                           -------------------------
James R. Moffett............................................        293,010/175,000
Richard C. Adkerson.........................................        242,509/142,500
C. Howard Murrish...........................................        204,074/102,500
Theodore P. Fowler..........................................          10,773/39,000
Nancy D. Parmelee...........................................          23,126/36,250

                              --------------------

     Retirement Benefit Program. Under both our retirement benefit program and that of the Services Company (see Certain Transactions for more detail about the Services Company), each participant, including each of the named officers, is entitled to benefits based upon the balance of the participant's "account." Those participants who were participating under a predecessor program when the current programs were adopted were credited with a starting account balance. Otherwise, a participant's account balance consists of annual benefit credits and an annual interest credit. The annual benefit credits consist of two parts:
(1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

     - 15%, if as of December 31, 1996, the participant's age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service;

     - 10%, if as of December 31, 1996, the participant's age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

     - 7%, if as of December 31, 1996, the participant's age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation; and

     - 4%, if the participant did not meet the requirements for a greater allocation.

     The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 5.12% for 2001. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus 50% of certain bonuses (see "Bonus" in the Summary Compensation Table above). Years of service include not only years with us or the Services Company, but also any years with our predecessors.

     In 2000 we discontinued the foregoing retirement benefit program. All benefit accruals ceased effective June 30, 2000, and as of that date we increased the account balances of eligible participants by the final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. The retirement benefit program consisted of two plans: a funded qualified plan and an unfunded nonqualified plan.

     The present value of the benefit earned by each participant under the nonqualified plan was transferred, effective June 30, 2000, to our unfunded nonqualified defined contribution plan. The amount transferred for each of the named officers is as follows: $173,850 for Mr. Moffett; $60,775 for Mr. Adkerson; $62,853 for Mr. Murrish; $90,796 for Ms. Parmelee; and $3,850 for Mr. Fowler. Messrs. Moffett and Adkerson also participate in FCX's nonqualified retirement benefit plan.

     We have formally terminated the qualified plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a policy regarding all plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. A participant can elect to receive his or her accrued benefit under the qualified plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into our qualified defined contribution plan or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of November 1, 2002, the amount paid to each of the named officers would be as follows: $15,138 for Mr. Moffett; $14,718 for Mr. Adkerson; $45,449 for Mr. Murrish; $15,705 for Mr. Fowler; and $415,897 for Ms. Parmelee. Messrs. Moffett and Adkerson also participate in FCX's qualified retirement plan.

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The corporate personnel committee, which is composed of two independent directors, determines the compensation of the company's executive officers and administers the company's annual performance incentive and stock incentive plans. Our committee's executive compensation philosophy is to:

     - emphasize performance-based compensation that balances rewards for short- and long-term results;

     - tie compensation to the interests of the company's stockholders; and

     - provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.

     During 2001, we engaged William M. Mercer, Incorporated (Mercer), an independent executive compensation consultant, to examine the company's compensation practices for all positions below the level of the company's Co-Chairmen of the Board and President and Chief Executive Officer. Based on Mercer's analysis, we determined that the company's compensation levels for these positions should fall within the 75th percentile of comparable companies.

Overview of 2001 Compensation

     The company employs two of its executive officers, C. Howard Murrish, Vice Chairman of the Board and Executive Vice President, and Theodore P. Fowler, Senior Vice President. The other executive officers provide services to the company through a services agreement between the Services Company and the company. Executive officer compensation for 2001 included base salaries, annual incentive awards and stock options.

Base Salaries

     Base salaries of the company's executive officers were established at levels we believe are appropriate after consideration of each executive officer's responsibilities. For 2000, we increased the base salaries of Messrs. Moffett and Adkerson to the levels reflected in the Summary Compensation Table to reflect the significantly increased level of activity of the company's oil and gas operations. These levels remained constant in 2001 for Messrs. Moffett and Adkerson, although salaries for other officers increased as a result of increased responsibilities.

     In connection with the company's aggressive attempts to reduce its administrative and overhead expenses, Messrs. Moffett and Adkerson agreed to forgo all cash compensation during 2002 (including their 2001 annual incentive awards that would have been paid in 2002) in exchange for special stock option grants. Accordingly, neither will receive a base salary from the company in 2002 and on January 28, 2002, the committee granted 375,000 options to Mr. Moffett and 200,000 options to Mr. Adkerson, each option having a term of ten years and an exercise price of $14.00, which was $7.95 above the closing price on the date of grant.

Annual Incentive Awards

     The company's executive officers and certain managers of the company participated in the company's performance incentive awards program, which is designed to provide performance-based annual cash awards. As part of their agreement with the company to forgo cash compensation, Messrs. Moffett and Adkerson did not receive annual incentive bonuses for 2001, electing to receive instead the special stock option grants discussed above. In 2001, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. We established the award paid after reviewing the company's operational and strategic accomplishments during 2001. When determining the actual amounts awarded to participants for any year, we make a subjective determination after considering both individual performance and company performance as measured by operational and financial accomplishments.

Stock Options

     Stock option awards are intended to provide a significant potential value that reinforces the importance of creation of value for the company's stockholders. We grant long-term incentives to the company's executive officers as well as other officers and managers of the company in the form of stock options. In 2001, we made an annual stock option grant to all of our executive officers. Stock option grant levels were based upon the position and level of responsibility of the individual. The exercise price of each stock option granted in 2001 is equal to the fair market value of a share of the company's common stock on the grant date.

Section 162(m)

     Section 162(m) limits to $1 million a public company's annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of the company's executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company's success, even where compensation payable may not be fully deductible. We believe that the company's stock option grants qualify for deduction under Section 162(m) as performance-based compensation.

           H. Devon Graham, Jr., Chairman          J. Taylor Wharton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our corporate personnel committee are Messrs. Graham and Wharton. In 2001, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

AUDIT COMMITTEE REPORT

     The audit committee is currently composed of three directors. The members of our committee are independent, as defined in the New York Stock Exchange's listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board's oversight responsibilities by monitoring (1) the company's continuing development of its system of financial reporting, auditing, internal controls and legal compliance, (2) the operation of the system and (3) the independence and performance of the company's external and internal auditors.

Financial Statement Review; Discussions with Management and Independent Auditors

     We have reviewed and discussed the company's audited financial statements for the year 2001 with management and the company's independent auditors. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company's internal controls as they considered necessary to support their opinion on the financial statements for the year 2001, and various factors affecting the overall quality of the company's financial reporting. The independent auditors also have had opportunities to meet with us without management being present to discuss any of these matters.

     Based on these reviews and discussions, we recommended to the board of directors that the financial statements referred to above be included in the company's annual report on Form 10-K for the year 2001.

Internal Audit

     We also oversee the company's internal audit function, including the selection and compensation of the company's internal auditors, which is an accounting firm separate from our external auditors. We have discussed with the company's internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their evaluation of the company's processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process.

Fees and Related Disclosures for Accounting Services

     AUDIT AND REVIEW FEES. The independent auditors billed the company $120,000 for professional services rendered for the audit of the company's financial statements for 2001 and for the reviews of the unaudited interim financial statements included in the company's Forms 10-Q for 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The company did not incur any fees for financial information systems design and implementation services for 2001.

     ALL OTHER FEES. For 2001, the independent auditors billed the company $202,370 for professional services rendered, other than described above under "Audit and Review Fees" and "Financial Information Systems Design and Implementation Fees." These services primarily related to the following:

     - tax consulting and compliance services rendered in 2001, the preparation of the company's federal and state tax returns for 2000, and the preparation of the company's estimated tax payments for 2001;

     - services rendered for audits and quarterly reviews of the McMoRan Oil & Gas business segment and audits of the company's employee benefit plans;

     - services rendered in connection with the preparation of certain required regulatory reports; and

     - due diligence assistance in connection with the evaluation of a proposed joint venture transaction and consultations regarding related accounting and reporting considerations.

     CONSIDERATION OF AUDITORS' INDEPENDENCE. We have considered whether the provision of services covered under the sections entitled "Financial Information Systems Design and Implementation Fees" and "All Other Fees" for 2001 is compatible with maintaining the auditors' independence and have discussed with the auditors their independence from the company and management.

     Robert A. Day, Chairman       Gerald J. Ford      H. Devon Graham, Jr.

SELECTION OF THE INDEPENDENT AUDITORS

     Our board of directors customarily asks that stockholders ratify the board's appointment of our independent auditors. Arthur Andersen LLP has served as our independent auditors since 1998. Because of the uncertainties regarding Arthur Andersen continuing as our independent auditors, our audit committee and board of directors have recently asked other firms with the capability to serve as our independent auditors to submit proposals to conduct the audit of our financial statements for 2002.

     Arthur Andersen audited our financial statements for 2001 and we have invited one or more of their representatives to attend the meeting. We have asked the representatives to be available to respond to appropriate questions and we will provide them with an opportunity to make a statement.

PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the Media General Independent Oil & Gas Industry Group during the portion of 1998 that our common stock was registered under Section 12 of the Securities Exchange Act of 1934 through 2001. This comparison assumes $100 investment on November 18, 1998 in (a) our common stock, (b) the S&P 500 Stock Index and (c) the Media General Independent Oil & Gas Industry Group.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                MCMORAN EXPLORATION CO., S&P 500 STOCK INDEX AND
               MEDIA GENERAL INDEPENDENT OIL & GAS INDUSTRY GROUP

                              [PERFORMANCE GRAPH]

                                     NOVEMBER 18,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1998           1998           1999           2000           2001
                                     ------------   ------------   ------------   ------------   ------------
McMoRan Exploration Co.............    $100.00         $91.80        $138.52         $86.89         $37.97
S&P 500 Stock Index................     100.00         105.76         128.02         116.36         102.53
Media General Independent Oil & Gas
  Industry Group...................     100.00          93.30         130.71         189.69         155.01

---------------

* Total Return Assumes Reinvestment of Dividends

CERTAIN TRANSACTIONS

     Gerald J. Ford and McMoRan Oil & Gas, one of our wholly owned subsidiaries, are parties to a $210 million multi-year exploration program to explore and identify prospects for oil and gas primarily in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan Oil & Gas manages the exploration program, selects all prospects and drilling opportunities, and serves as operator of the exploration program. Most exploration expenditures under the exploration program are shared 6% by Mr. Ford and 94% by McMoRan Oil & Gas, with all other costs and revenues shared 5% by Mr. Ford and 95% by McMoRan Oil & Gas. The initial exploration program terminated during 2001 once the $210 million exploration program expenditure commitment had been met. The program, however, continues on a prospect by prospect basis contingent upon Mr. Ford's election to participate. Mr. Ford has contributed approximately $13.6 million for his proportionate share of exploration program and related development costs through December 31, 2001.

     During 2001, Robert A. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by us, through McMoRan Oil & Gas. Mr. Day and these entities have working interests in the properties ranging from 8.75% to 25%. Mr. Day's and these entities' share of expenditures for exploration and development operations during 2001 amounted to approximately $2 million. Mr. Day's and these entities' share of revenues generated from the production operations on the properties during 2001 amounted to approximately $5.5 million.

     We and FCX each own 50% of the Services Company. The Services Company's sole director is also a director and executive officer of our company. We are parties to a services agreement with the Services Company under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services. The Services Company also provides these services to FCX. We reimburse the Services Company at its cost, including allocated overhead, for these services. We also pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

     B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and FCX relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2001, the Services Company paid Mr. Rankin $469,167 ($165,834 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received reimbursement of $65,290 for a portion of his office rent and the services of an executive secretary employed by the Services Company and received $24,952 of imputed income for his use of company chartered aircraft.

     Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable in December 2002, under which Ms. McDonald renders consulting services to FCX and its affiliates in connection with her role as Special Counsel on Human Rights to the Chairman of the Board of FCX. Under this agreement, Ms. McDonald received an annual fee of $500,000 in 2001, and will receive an annual fee of $250,000 in 2002, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2001, the Services Company paid Ms. McDonald $500,000, exclusive of reasonable out-of-pocket expenses, pursuant to this agreement, none of which was allocated to us.

     Dr. Morrison C. Bethea and the Services Company are parties to an agreement, renewable annually, under which Dr. Bethea provides certain medical consulting services to us and our affiliates. Under this agreement, which was amended effective November 2001, Dr. Bethea receives an annual retainer of $145,000, additional fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses. In 2001, the Services Company paid Dr. Bethea $161,954, excluding reasonable out-of-pocket expenses, pursuant to this agreement, $25,815 of which was allocated to us.

                            MCMORAN EXPLORATION CO.


            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2002

         The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Nancy D. Parmelee, or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Friday, May 10, 2002, at 10:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

         If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE
-------------------------------------------------------------------------------

                          (continued on reverse side)
-------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                                                                              Please mark
                                                                                                            your votes as  [X]
                                                                                                             indicated in
                                                                                                             this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
                                                                  FOR       WITHHELD
ITEM 1 -- Election of the nominees for directors.                 [ ]         [ ]
          Nominees for directors of McMoRan Exploration Co.
          Morrison C. Bethea
          Gerald J. Ford
          H. Devon Graham, Jr.
          Glenn A. Kleinert


               FOR, EXCEPT WITHHOLD FROM:



-------------------------------------------------------------------------------------------------
(Write nominee name(s) in the space provided above to withhold authority.)







SIGNATURE(S)                                                                                     DATED:                    , 2002
            ----------------------------------------------------------------------------------         --------------------
You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors' recommendations. If your votes are not specified, this proxy will be voted FOR
Item 1.
-----------------------------------------------------------------------------------------------------------------------------------
                                                  *FOLD AND DETACH HERE*